Exhibit 24.3


                               POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints Glade M. Knight and Stanley J. Olander, Jr., each acting singly, his attorney-in-fact, to execute on his behalf, individually and in each capacity stated below, and to file, any documents referred to below relating to the registration of all of the common shares of Cornerstone Realty Income Trust, Inc. (the "Company") issuable under or pursuant to the Company's 1992 Non-Employee Directors Stock Option Plan and its Special Non-Employee Directors Stock Option Plan and options granted thereunder, or issuable under or pursuant to the Company's Non-Employee Directors Fees Plan, such documents being: a Registration Statement to be filed with the Securities and Exchange Commission; such statements with, or applications to, the regulatory authorities of any state in the United States as may be necessary to permit such shares to be offered and sold in such states; and any and all amendments to any of the foregoing, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto said attorneys and each of them full power and authority to perform each and every act necessary to be done in order to accomplish the foregoing registrations as fully as he himself might do.

         IN WITNESS WHEREOF, the undersigned has signed this power of attorney as of the 22 day of January, 1997.


                                    /s/ Glenn W. Bunting, Jr.
                                    ------------------------------
                                    Glenn W. Bunting, Jr., Director
                                    of the Company